EXHIBIT 99.1

CASMED Reports Preliminary Sales for Fourth Quarter and Full Year 2013

Places 90 FORE-SIGHT(R) Cerebral Oximeter Monitors During the Quarter

BRANFORD, Conn., Jan. 8, 2014 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported preliminary top-line unaudited results for the fourth quarter and full year 2013.

The Company expects net sales for the fourth quarter of 2013 to be between $5.85 million and $5.95 million, compared with net sales of $5.95 million for the fourth quarter of 2012. FORE-SIGHT Oximetry product sales for the fourth quarter are expected to be between $2.5 million and $2.6 million with U.S. sensor sales growth accelerating to above 30% compared to the fourth quarter of 2012. For the full year 2013, net sales are expected to be between $21.8 million and $21.9 million, compared with net sales of $22.7 million for 2012. FORE-SIGHT sales for the full year are expected to be between $9.0 million and $9.1 million, compared to $7.8 million for 2012.

CASMED also disclosed that it shipped to customers a net 90 FORE-SIGHT cerebral oximeters in the fourth quarter. This compares with average net shipments of 35 monitors in each of the previous three quarters. Fourth quarter shipments were driven by demand for the company's next-generation FORE-SIGHT ELITE™ cerebral oximeter which was launched into the market in late September 2013.

"Preliminary fourth quarter sales results reflect solid market acceptance of our new FORE-SIGHT ELITE monitor," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "We believe the strong demand for the ELITE is allowing us to gain market share and should result in solid growth in disposable sensor sales during 2014."

CASMED expects to report financial results for the fourth quarter of 2013 and hold an investment-community conference call in early March 2014.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT® Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For more information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery A. Baird
         Chief Financial Officer
         (203) 315-6303
         ir@casmed.com

         Investors
         LHA
         Don Markley (dmarkley@lhai.com)
         (310) 691-7105
         Bruce Voss (bvoss@lhai.com)
         (310) 691-7100
         @LHA_IR_PR